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                                                                    Exhibit 99.1

                      LUCILLE FARMS, INC. ANNOUNCES RESULTS
                       FOR THE QUARTER ENDED JUNE 30, 2004
                  ITS FILING ITS QUARTERLY REPORT ON FORM 10-Q

MONTVILLE, NJ--AUGUST 16, 2004 -- LUCILLE FARMS, INC. (NASDAQ-LUCY) a manufacturer and marketer of low moisture mozzarella cheese, reduced fat and non-fat low moisture mozzarella cheese and pizza cheese today announced its results for the first quarter of fiscal 2005.

                               Three Months Ended
                                     June 30
                                   (UNAUDITED)

                                           2004                2003
                                           ----                ----

Net Sales                                 $12,964             $8,510
Net (loss) Income                          $475                $22
    Basic:                                 $0.15              $0.01
    Diluted:                               $0.15              $0.01
Weighted Average Shares
   Basic:                                3,137,937          3,284,775
   Diluted:                              3,138,899          3,284,775


Net income for the quarter ended June 30, 2004 was $475,000 compared to net income of $22,000 for the comparable quarter last year. The improvement in net income reflects the continuation of an improving trend in the business of the Company, highlighted by reduced operating costs and improved plant productivity, and the effect of a higher CME Block Cheddar Market during the period.

CME Block Cheddar Market reached a high of $2.20 per pound in April 2004, a level not seen in recent years, and averaged $1.98 for the period. It averaged $1.17 per pound for the first quarter of the prior fiscal year. However, the CME Block Cheddar Market price, off of which the Company bases its selling price, is only one-half of the equation in determining whether the Company attains a gross profit or loss. The other half of the equation is the cost of raw materials, primarily milk. Generally, the price of milk (which is determined at the end of any particular month), is computed by reference to the price of milk components (butter, block cheddar cheese, barrel cheddar cheese, non-fat dry milk and whey) on the applicable commodity market. Thus, everything else being equal (which is not always the case), the price of milk will follow the price of cheese (which is an integral part of the pricing formula for milk). When this happens there is stability in the gross profit margin. When an imbalance occurs and the price of milk does not increase or decrease as fast as the price of cheese, the Company's gross profit margin is affected accordingly.

Management is unable to predict with any certainty future increases or decreases in the CME Block Cheddar Market price or the price for milk, as such prices are subject to fluctuations based on factors outside of its control. Management is aware that an imbalance between the price of cheese and the price of milk will occur from time to time, and is addressing this situation by continuing to work to reduce operating costs, improve productivity, and change the mix of products it sells to include higher margin items. In this respect, two new products the Company recently introduced, "Lucille Select," a real pizza cheese designed for the value conscious buyer has begun to get a good customer response, and "Lucille Premium Reduced Fat Mozzarella Cheese" is beginning to get a good acceptance from school purchasing agents as they seek food products to combat the problem of obesity. Both of these products have greater gross profit margins than the Company's commodity mozzarella cheese.

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This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to improving trends, market acceptance of new products and future profitability. Such forward-looking statements involve risks and uncertainties that may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements. Contact: Jay Rosengarten, CEO, (973) 334-6030